UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2025

POSTAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-38903	83-2586114
(State or other jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)
75 Columbia Avenue
Cedarhurst, NY 11516
(Address of principal executive offices and zip code)
(516) 295-7820
(Registrant’s telephone number)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-I2 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.I4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	PSTL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On December 9, 2025, Postal Realty Trust, Inc. (the "Company") closed on its previously announced transaction related to the acquisition of a portfolio of 25 properties (the "Property Portfolio") from certain members of the family (the "Related Party") of Andrew Spodek, the Company’s chief executive officer. The transaction was effectuated pursuant to the Right of First Offer Agreement the Company entered into with the Related Party in connection with the Company's initial public offering and related formation transactions. The Portfolio Property was acquired for approximately $13.87 million in cash, excluding closing costs. The transaction was approved by a special committee (the "Special Committee") of the Company’s Board of Directors consisting of four independent directors.

As previously disclosed, the Property Portfolio comprises approximately 59,000 net leasable interior square feet at a weighted average rental rate of $17.58 per leasable square foot based on rents in place as of December 9, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2025

POSTAL REALTY TRUST, INC.

By:	/s/ Stephen Bakke
Name: Stephen Bakke
Title: Executive Vice President & Chief Financial Officer